Exhibit 99.1

Extreme Networks & Aerohive

Partner FAQ

Below are questions and answers that will help you understand today’s announcement and let you know what to expect in the coming weeks and months.

1.	What did Extreme and Aerohive announce today?

Extreme Networks announced it has agreed to acquire Aerohive in an all-cash transaction, representing an enterprise value of $210 million. This acquisition of Aerohive accelerates the realization of our vision of the Autonomous Enterprise, adding critical new cloud management and edge capabilities (Elements) to Extreme’s portfolio of end-to-end, edge to cloud networking solutions, providing a strong subscription revenue stream and strengthening the company’s position in wireless LAN at a critical technology transition to Wi-Fi 6.

Aerohive is a leader in cloud management, AI and machine learning. It was among the first companies to offer controller-less Wi-Fi and cloud management, including cloud-managed Wi-Fi and network access control (NAC), and today is the number two provider of Cloud Managed Wireless LAN Services, according to IHS Markit. Aerohive recently delivered the industry’s first pluggable enterprise Wi-Fi access points and was first to market with Wi-Fi 6 access points. The company has a global footprint of 30,000 cloud wireless LAN customers in verticals including education, healthcare, state and local government, and retail. This acquisition will bring new automation and intelligence capabilities to Extreme’s Elements portfolio. It will expand Extreme’s technology leadership in Wi-Fi and NAC, adding cloud-managed Wi-Fi and NAC solutions to complement its on-premises Wi-Fi and NAC technology, driving Extreme deeper into key verticals and presenting numerous opportunities for cross-sell and up-sell within the combined portfolios.

Extreme is expected to gain new SD-WAN capabilities, in all expanding its total addressable market by a total of $1B in a market with a CAGR of 19% 2019 through 2022.

2.	What exactly is Extreme Networks acquiring?

In acquiring the company, Aerohive’s customers, channel partners, team and differentiated technology will join Extreme. Extreme has a strong track record acquiring and integrating companies, including bringing Enterasys and assets from Zebra, Avaya, and Brocade under one Extreme Networks brand.

3.	Why is Extreme Networks acquiring Aerohive?

By acquiring Aerohive, Extreme Networks is adding critical capabilities to our Elements portfolio that will help our customers take the next step in their digital transformation efforts.

Aerohive is a cloud management company which happens to have wireless LAN technology as well. This means we are acquiring a company that has spent most of its energy in building a cloud management platform (called HiveManager) that manages Wi-Fi, Switching, SD-WAN, and NAC. This fits perfectly with our strategy of providing customers new features and capabilities using the cloud. Aerohive also employs a Continuous Integration / Continuous Deployment development model that allows for much higher feature velocity than Extreme has been able to achieve in the past, which will drive additional value for our customers.

4.	Are there plans to discontinue any Aerohive or Extreme products?

There are no plans at this time to discontinue support or development of any of Aerohive or Extreme’s products.

5.	What kinds of customer use cases and benefits will result from Extreme and Aerohive coming together?

Every customer environment is different No one environment is identical to another. We address these distinctions with our Extreme Elements architecture. By adding Aerohive to our Elements portfolio, we’re giving our collective customers and partners new edge and cloud management solution to choose from – including cloud-managed Wi-Fi and NAC, pluggable access points and SD-WAN capabilities – as they look to create a best-fit network that can be managed and automated from end-to-end. And this is all supported by our #1 rated insourced services and support team. The combined company’s breadth of end-to-end, cloud and on-prem wired and wireless networking solutions is now available to a wider set of customers.

All Partners

6.	How does this acquisition impact the investments a partner has made in Extreme and/or Aerohive?

Extreme is making a further investment in the wireless LAN market, and we’ve committed 95% of our R&D dollars to software and AI to facilitate automation across our extensive portfolio of edge-to-cloud solutions. Extreme partners will be offered access to an expanded wireless portfolio, with innovative cloud-based management, SD-WAN capabilities and Wi-Fi products, enabling more opportunities and advantages in key vertical markets. Aerohive partners will also have access to an expanded solution set with marque customers across a variety of verticals.

7.	Will the Extreme and Aerohive brands be merged?

Brand discussions will begin upon deal close.

Aerohive Partners

8.	How will Aerohive partners benefit from becoming Extreme partners?

Overall, Extreme is the Top-3 player in enterprise networking (up from #13 in 2013). This acquisition strengthens Extreme’s position in WLAN and adds the #2 vendor for Cloud Managed WLAN Services revenue to our arsenal. Partners will have the ability to deepen relationships in key vertical markets, such as education, healthcare, state and local, and retail. They can also cross-sell a wide range of software-driven solutions – from the enterprise edge to the cloud—to more customers under one brand, creating new opportunities. In fact, they’ll be able to use a single vendor – a Gartner Magic Quadrant Leader for Wired and Wireless LAN Access Infrastructure, July 2018 – for their cloud and on-premises wired and wireless solutions, and work with a single account team.

Additionally, Aerohive partners will be offered the opportunity to become a part of a unified partner program under Extreme’s award-winning Extreme Partner Program. The EPP offers incentives that increase profitability and simplify the way channel partners do business. Aerohive partners will be offered access to a program designed to enable and reward channel partners through new solution-selling, new customer acquisition and wireless specialization rebates, in addition to greater MDF, deal registration programs and training. They’ll have access to more distributors for demand and value-add; they’ll be able to leverage Extreme’s 100 percent insourced customer service, and they’ll have the ability to participate in more local, regional, and national marketing events. Lastly, through our Partner Account Managers, Partner Success Team and Distribution Network, we have dedicated teams to support Aerohive partner business and growth aspirations.

9.	Should Aerohive partners be worried about losing sales opportunities?

No, in fact, this acquisition opens up new sales opportunities across the board to partners who will be offered access to Extreme’s full portfolio of end-to-end, wired and wireless software-driven networking solutions upon deal close. Like Aerohive, Extreme will continue to support a deal registration process to incent new and existing business opportunities. Extreme is a channel-focused organization and Aerohive partners will see expanded growth opportunities by working with a company that is dedicated to delivering differentiated value and exceptional customer experiences through holistic program offerings.

10.	When will partners be eligible to join the Extreme Partner Program?

All Aerohive channel partners will be eligible to join the Extreme Partner Program following deal close.

11.	Will training be offered to new partners unfamiliar with the Extreme technology?

At Extreme we have different leaning offers for our partners from hand on training with our Advanced Training Partners (ATP’s) to online self-paced training for engineers and sales. Once you have signed up as an Extreme Partner upon deal close, you will be able to access all these resources through our Partner Engage Portal.

12.	Will I be allowed to extend or renew my current service agreements?

Yes. Please renew your agreements on time directly with Aerohive. After the acquisition is fully closed, renewals will be transacted directly with Extreme Networks. As we approach the closure date for the acquisition, additional details will be available to assure these renewals are executed smoothly and in a timely fashion.

13.	Will there be any changes to the Aerohive deal registration program?

Things will continue as normal until the deal closes. There will be further announcements after the close on deal registration, however bear in mind Extreme takes great pride in its Partner Program and in particular ensuring that we protect partners who find new opportunities and invest in presales.

14.	We have employees that have taken Technical Certifications. Will those be honored in the Extreme program?

Any existing active certifications will be shared with Extreme Networks and recognized within the Extreme program. Your certifications, partner level, and associated discounts will continue as normal until we are able to integrate the Partner Programs.

15.	How can I become an Extreme partner?

You can visit us at https://www.extremenetworks.com/partners/

Extreme Partners

16.	How will Extreme partners benefit from this acquisition?

Extreme keeps a strong, strategic focus on the channel, and Aerohive shares this dedication. The acquisition broadens Extreme Networks’ solutions portfolio, adding mature cloud solutions and new SD-WAN capabilities, opening up new sales opportunities for the channel and giving channel partners an opportunity to streamline the vendors they work with.

Overall, Extreme is a Top-3 player in enterprise networking (up from #13 in 2013). This acquisition strengthens Extreme’s position in WLAN during a critical technology transition to Wi-Fi 6, and puts us in a leading position in Cloud-Managed Wireless LAN Services revenue.

Upon deal close, Extreme partners will have the ability to sell both cloud and on-premises wired and wireless solutions and SD-WAN capabilities, among other products and services, to more customers – working with a single vendor and a single account team. They can also leverage the cloud practice and volume to gain benefits in Extreme Partner Network, PartnerWorks, and ExtremeWorks.

Distributors

17.	What role will distributors play in the acquisition?

Distribution will continue to be an important channel within Extreme Networks’ go-to-market strategy. We will maintain both Extreme and Aerohive distribution relationships through the end of the calendar year when we will rationalize them.

18.	Will Extreme products be made available through Aerohive distributors?

For current Aerohive distribution partners, eligibility to continue with Extreme will be assessed pursuant to objective qualifications. Once an Aerohive distributor has met the requirements and is part of the Extreme Distributor Network, they will be able to sell the entire Extreme portfolio.

19.	Will Aerohive products be made available through Extreme’s current distributors?

At this time, we do not plan to have product restrictions. Aerohive products will be included on the Extreme price list and will be made available for purchase through Extreme’s Distribution Network.

20.	I am an Aerohive partner; will I continue to work with the same Aerohive distributor?

Extreme is evaluating the distribution landscape to ensure we have the distribution coverage and value-added capabilities needed to fully support our partner network. We will maintain both Extreme and Aerohive distribution relationships through the end of the calendar year, or deal close, whichever is later, when we will rationalize them.

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Additional Information and Where to Find It

The description contained herein is for informational purposes only and is not a recommendation, an offer to buy or the solicitation of an offer to sell any shares of Aerohive’s common stock. The tender offer for the outstanding shares of Aerohive’s common stock described in this report has not commenced. At the time the tender offer is commenced, Extreme will file or cause to be filed a Tender Offer Statement on Schedule TO with the SEC and Aerohive will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Aerohive’s stockholders at no expense to them. In addition, all of those materials (and any other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements”. Forward-looking statements may be typically identified by such words as “may,” “will,” “could,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although Extreme and Aerohive believe that the expectations reflected in the forward-looking statements are reasonable, any or all of such forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Extreme, Aerohive or their respective businesses or operations.

Factors which could cause actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that Purchaser may not receive sufficient number of shares tendered from Aerohive stockholders to complete the tender offer; (2) litigation relating to the transaction; (3) uncertainties as to the timing of the consummation of the transaction and the ability of each of Aerohive and Extreme to consummate the transaction; (4) risks that the proposed transaction disrupts the current plans and operations of Aerohive or Extreme; (5) the ability of Aerohive to retain and hire key personnel; (6) competitive responses to the proposed transaction; (7) unexpected costs, charges or expenses resulting from the transaction; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (9) Extreme’s ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating Aerohive with its existing businesses; and (10) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Aerohive’s recent Quarterly Report on Form 10-Q, Extreme’s most recent Quarterly Report on Form 10-Q, and Aerohive’s and Extreme’s more recent reports filed with the SEC. Aerohive and Extreme can give no assurance that the conditions to the transaction will be satisfied. Neither Aerohive nor Extreme or its subsidiaries undertakes any intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Aerohive is responsible for information in this Current Report on Form 8-K concerning Aerohive, and Extreme is responsible for information in this Current Report on Form 8-K concerning Extreme or its subsidiaries.

Extreme’s Quarterly Report on Form 10-Q filed on May 10, 2019 and other filings with the SEC (which may be obtained for free at the SEC’s website at http://www.sec.gov) discuss some of the important risk factors that may affect Extreme’s business, results of operations and financial condition. Extreme undertakes no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.